Allscripts Contact:

Bill Davis

Chief Financial Officer

312-506-1211

bill.davis@allscripts.com

Exhibit 99.1

FOR IMMEDIATE RELEASE

Allscripts To Accelerate Vesting of Certain Stock Options

Acceleration to Reduce Future Stock-Based Compensation Expense

CHICAGO, IL—December 30, 2005—Allscripts (Nasdaq: MDRX) today announced that its Board of Directors has approved a plan to accelerate vesting of certain options awarded under the Company’s stock option plans.

Under the plan, options that were originally due to vest between January 1, 2006 and August 1, 2007, would become fully vested on December 31, 2005. As a result, the Company will recognize additional non-cash, non-recurring stock-based compensation expense amounting to approximately $0.6 million, which will be reflected in the Company’s fourth quarter 2005 net income. The Company estimates that it will avoid having to recognize future compensation expense of approximately $5.6 million under the new accounting rules SFAS 123(R), which becomes effective January 1, 2006.

“Upon adoption, SFAS 123(R) requires that compensation expense associated with stock options be recognized in the income statement rather than as a footnote disclosure,” stated Bill Davis, Chief Financial Officer of Allscripts. “As discussed during our third quarter 2005 conference call, we have been considering accelerating the vesting of certain options and now we are moving forward with that plan. This practice of accelerating stock options has been instituted by many companies in order to reduce future stock-based compensation expense and we took this action because we believe it is in the best interest of the company and our shareholders.”

As a result of the Board’s action, unvested stock options to purchase approximately 1.3 million shares of the Company’s common stock will become exercisable effective on December 31, 2005. The exercise prices of the affected stock options range from $2.77 to $10.67 per share. The acceleration of vesting will not change the exercise prices or terms of the options, nor will there be any tax implications for federal income tax purposes.

About Allscripts

Allscripts is the leading provider of clinical software, connectivity and information solutions that physicians use to improve healthcare. The Company provides unique solutions that inform, connect and transform healthcare. The Clinical Solutions Group’s award-winning clinical software applications include Electronic Health Record, e-prescribing and document imaging solutions. Allscripts’ Physicians Interactive Group provides clinical product education and connectivity solutions for physicians and patients. The Company’s Medication Services Group provides medication fulfillment services. To learn more, visit Allscripts on the Web at www.allscripts.com.

This announcement may contain forward-looking statements about Allscripts Healthcare Solutions that involve risks and uncertainties. These statements are developed by combining currently available information with Allscripts beliefs and assumptions. Forward-looking statements do not guarantee future performance. Because Allscripts cannot predict all of the risks and uncertainties that may affect it, or control the ones it does predict, Allscripts’ actual results may be materially different from the results expressed in its forward-looking statements. For a more complete discussion of the risks, uncertainties and assumptions that may affect Allscripts, see the Company’s 2004 Annual Report on Form 10-K, available through the Web site maintained by the Securities and Exchange Commission at www.sec.gov.